Rouse Properties Reports First Quarter 2015 Results
- Sales for Operating Portfolio Grows to $334 PSF, up 6.1% on Comparable TTM Basis -
- Same Property NOI Increased 2.4% and Average Rents Improved by 4.9% -
- Achieved Initial Rental Rate Spreads of 12.3% for New and Renewal Leases -
- Sold Knollwood Mall for $106.7 Million, Recycled Proceeds into Mt. Shasta Mall Purchase -
- Total Core NOI Increased by 7.6% -

New York, NY, May 4, 2015 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE) today announced consolidated results for the three months ended March 31, 2015.
"We are pleased with our strong start to 2015. The impact of our organic growth and redevelopment initiatives can clearly be seen in the acceleration in sales across the portfolio. In the last year alone, we have increased our operating portfolio sales by over $30 per square foot. These results are broad-based and continuing, with 11 malls achieving greater than 8% increases in TTM sales, and 8 malls growing by more than 4%. We have reached our $330 per square foot target almost one year ahead of our plan, and continue to raise our overall sales target for the portfolio" stated Andrew Silberfein, President and Chief Executive Officer. "Despite a notable increase in retail bankruptcies to start the year, our portfolio metrics continue to improve across the spectrum. As we move forward, we are excited by the combination of our organic growth initiatives coming on-line and creating substantial long-term value, coupled with the attractive opportunities we continue to see to grow our portfolio further."
Operational and Financial Highlights First Quarter 2015(1)

•	Initial rental rates for new and renewal leases on a same suite basis rose 12.3%, and the average rental rates increased by 19.6%, for leases executed during the quarter.

•	Leased approximately 456,000 square feet, with signed not yet open leases of 742,000 square feet representing $14.2 million of annual incremental revenue.

•	For the Operating Portfolio, inline occupancy increased 150 basis points YoY to 89.0% (94.7% including anchors) and leased percentage decreased 30 basis points YoY to 91.1% (95.8% including anchors.)

•	For the Operating Portfolio, tenant sales were $334 per square foot on a trailing twelve month basis. On a comparable basis, trailing twelve month tenant sales increased 6.1%.

•	Same Property Core NOI grew by 2.4% in the first quarter compared to the same period in the prior year. Including lease termination income, Same Property Core NOI increased by 3.6%.

•	Same Property average total rent for tenants less than 10,000 square feet increased 4.9%, YoY, to $40.58 from $38.67 per square foot.

(1) Operating Portfolio excludes properties undergoing substantial redevelopment and special consideration assets.

Financial Results for the Three Months Ended March 31, 2015
Core FFO was $23.2 million, or $0.40 per diluted share, as compared to $22.4 million, or $0.39 per diluted share in the prior year period. The year over year increase was the result of higher Same Property NOI and the impact of properties acquired in 2014 and 2015. This was partially offset by reduced NOI from special consideration assets, the sale of The Shoppes at Knollwood Mall in mid January and additional interest expense primarily from the aforementioned acquisitions.
Core NOI was $47.5 million, an increase of 7.6% from $44.2 million in the prior year period. Excluding lease termination income of approximately $0.4 million, quarterly Same Property Core NOI increased by 2.4% to $36.6 million from $35.8 million in the prior year.
Net income attributable to Rouse Properties was $44.4 million or $0.76 per diluted share, as compared to a net loss of $(4.4) million or $(0.08) per diluted share in the prior year period. The change in net income was primarily due to a gain on extinguishment of debt and a gain on dispositions of $55.4 million, along with an increase in income from the Same Property portfolio, offset by a higher depreciation and amortization expense and interest expense resulting from acquisitions.
Transactions
In January 2015, the Company sold The Shoppes at Knollwood Mall located in St. Louis Park, MN, for gross proceeds of $106.7 million. The mortgage debt of $35.1 million was defeased simultaneously with the sale of the property. The Company recognized a gain of $32.5 million on the sale.

In March 2015, the Company conveyed Steeplegate Mall located in Concord, NH to its mortgage lender in full satisfaction of the debt. The loan had a net outstanding balance of approximately $45.9 million. The Company recognized a gain of $22.8 million as a result of the extinguishment of debt.

In January 2015, the Company acquired Mt. Shasta Mall located in Redding, CA, for a total purchase price of $49.0 million. In February 2015, the Company placed a new $31.9 million non-recourse mortgage loan on the property. The loan bears interest at 4.19%, is interest only for the first three years, amortizing on a 30 year schedule thereafter, and matures in March 2025.

Financial Activities
In February 2015, the loan associated with Vista Ridge Mall was transferred to special servicing.

Subsequent Events
On April 30, 2015, the Company conveyed its interest in Collin Creek Mall located in Plano, TX to its mortgage lender in full satisfaction of the $57.6 million mortgage debt.

Common Stock Dividend
On May 4, 2015, the Board of Directors declared a common stock dividend of $0.18 per share payable on July 31, 2015 to stockholders of record on July 15, 2015.

2015 Guidance
The Company is reiterating its full year 2015 guidance range for Core FFO of $1.73 to $1.77 per diluted share, based on management's expectations as of the date of this release. The guidance presented does not include the effects of property acquisitions, dispositions, or capital transaction activity completed subsequent to March 31, 2015.

	For the year ending
	December 31, 2015
	Low	High
GAAP expected net income per share	$0.88	$0.95
Add: Depreciation and amortization	1.48	1.47
Less: Gain on sale of real estate assets	(0.56)	(0.56)
Less: Gain on extinguishment of debt	(0.39)	(0.39)
Expected Funds From Operations per share	1.41	1.47
Other Core Funds From Operations adjustments (1)	0.32	0.30
Core Funds From Operations (2)	$1.73	$1.77

(1) Refer to the Supplemental Information package for additional details on the nature of the adjustments to reconcile to FFO and Core FFO. 2015 Guidance includes:

	Low	High
Straight-line rent and above / below market lease amortization	$10,000	$9,600
Other expense	4,000	3,525
Amortization and write off of market rate adjustments	700	600
Amortization and write off of deferred financing costs	4,000	3,525
Income taxes	700	600

(2) Assumes 2015 annualized weighted average common shares outstanding - diluted of 58,300,000.

Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 8:30 a.m. eastern standard time on May 5, 2015, to discuss first quarter 2015 results. The number to call is 877-705-6003 (domestic) and 1-201-493-6725 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through May 19, 2015, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 13607270.
Forward-Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, and the Company's ability to increase margins, including net operating income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures
The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (property operating expenses, real estate taxes, repairs and maintenance, marketing, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, and real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and was founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 34 malls in 21 states encompassing over 23.8 million square feet of retail space. For more information, visit www.rouseproperties.com.

Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2015 (Unaudited)	March 31, 2014 (Unaudited)
Revenues:
Minimum rents	$51,534	$45,970
Tenant recoveries	19,949	19,184
Overage rents	1,590	1,464
Other	1,488	1,221
Total revenues	74,561	67,839
Expenses:
Property operating costs	16,875	16,736
Real estate taxes	7,474	6,193
Property maintenance costs	3,385	3,176
Marketing	389	541
Provision for doubtful accounts	497	193
General and administrative	6,470	5,941
Provision for impairment	2,900	—
Depreciation and amortization	25,986	21,045
Other	2,159	674
Total operating expenses	66,135	54,499
Operating income	8,426	13,340

Interest income	13	172
Interest expense	(19,151)	(17,813)
Gain on extinguishment of debt	22,840	—
Provision for income taxes	(236)	(124)
Income (loss) from continuing operations before gain on sale of real estate assets	11,892	(4,425)
Gain on sale of real estate assets	32,509	—
Income (loss) from continuing operations	44,401	(4,425)
Discontinued operations	—	—
Net income (loss)	$44,401	$(4,425)
Net loss attributable to non-controlling interests	6	—
Net income (loss) attributable to Rouse Properties Inc.	$44,407	$(4,425)

Net loss per share attributable to Rouse Properties Inc - Basic(1)	$0.77	$(0.08)

Net loss per share attributable to Rouse Properties Inc - Diluted (2)	0.76	(0.08)

Dividends declared per share	$0.18	$0.17

Other comprehensive income (loss):
Net income (loss)	$44,401	$(4,425)
Other comprehensive loss:
Unrealized loss on financial instrument	(406)	(286)
Comprehensive income (loss)	$43,995	$(4,711)

(1) Calculated using weighted average number of shares of 57,603,340 and 56,129,522 for the three months ended March 31, 2015 and 2014, respectively.
(2) Calculated using weighted average number of shares of 58,287,256 and 56,129,522 for the three months ended March 31, 2015 and 2014, respectively.

Consolidated Balance Sheets

(In thousands)	March 31, 2015 (Unaudited)	December 31, 2014

Assets:
Investment in real estate:
Land	$373,236	$371,363
Buildings and equipment	1,845,858	1,820,072
Less accumulated depreciation	(195,183)	(189,838)
Net investment in real estate	2,023,911	2,001,597
Cash and cash equivalents	11,331	14,308
Restricted cash	52,491	48,055
Accounts receivable, net	34,471	35,492
Deferred expenses, net	50,380	52,611
Prepaid expenses and other assets, net	54,768	62,690
Assets of property held for sale	—	55,647
Total assets	$2,227,352	$2,270,400

Liabilities:
Mortgages, notes and loans payable, net	$1,545,525	$1,584,499
Accounts payable and accrued expenses, net	113,444	113,976
Liabilities of property held for sale	—	38,590
Total liabilities	1,658,969	1,737,065

Commitments and contingencies	—	—

Equity:
Preferred stock (1)	—	—
Common stock (2)	578	578
Additional paid-in capital	670,283	679,275
Accumulated deficit	(118,474)	(162,881)
Accumulated other comprehensive loss	(888)	(482)
Total stockholders' equity	551,499	516,490
Non-controlling interest	16,884	16,845
Total equity	568,383	533,335
Total liabilities and equity	$2,227,352	$2,270,400

(1) Preferred stock: $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding as of March 31, 2015 and December 31, 2014.
(2) Common stock: $0.01 par value; 500,000,000 shares authorized, 57,837,376 issued and 57,833,216 outstanding as of March 31, 2015 and 57,748,141 issued and 57,743,981 outstanding as of December 31, 2014.
.

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	March 31, 2015					March 31, 2014
(In thousands, except per share amounts)	(Unaudited)					(Unaudited)
	Consolidated	Noncontrolling Interest (1)	Rouse Total	Core Adjustments	Core NOI / FFO	Consolidated	Noncontrolling Interest (1)	Rouse Total	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (2)	$51,534	$(1,025)	$50,509	$2,499	$53,008	$45,970	$—	$45,970	$3,132	$49,102
Tenant recoveries	19,949	(327)	19,622	—	19,622	19,184	—	19,184	—	19,184
Overage rents	1,590	(49)	1,541	—	1,541	1,464	—	1,464	—	1,464
Other	1,488	(9)	1,479	—	1,479	1,221	—	1,221	—	1,221
Total revenues	74,561	(1,410)	73,151	2,499	75,650	67,839	—	67,839	3,132	70,971
Operating Expenses:
Property operating costs (3)	16,875	(277)	16,598	(39)	16,559	16,736	—	16,736	(31)	16,705
Real estate taxes	7,474	(177)	7,297	—	7,297	6,193	—	6,193	—	6,193
Property maintenance costs	3,385	(38)	3,347	—	3,347	3,176	—	3,176	—	3,176
Marketing	389	(1)	388	—	388	541	—	541	—	541
Provision for doubtful accounts	497	30	527	—	527	193	—	193	—	193
Total operating expenses	28,620	(463)	28,157	(39)	28,118	26,839	—	26,839	(31)	26,808

Net operating income	45,941	(947)	44,994	2,538	47,532	41,000	—	41,000	3,163	44,163

General and administrative (4)(5)	6,470	—	6,470	(5)	6,465	5,941	—	5,941	(6)	5,935
Other (6)	2,159	—	2,159	(2,159)	—	674	—	674	(674)	—
Subtotal	37,312	(947)	36,365	4,702	41,067	34,385	—	34,385	3,843	38,228

Interest income	13	—	13	—	13	172	—	172	—	172
Interest expense
Amortization and write-off of market rate adjustments	(50)	—	(50)	50	—	(574)	—	(574)	574	—
Amortization and write-off of deferred financing costs	(899)	—	(899)	899	—	(1,272)	—	(1,272)	1,272	—
Debt extinguishment costs	—	—	—	—	—	—	—	—	—	—
Interest on debt	(18,202)	357	(17,845)	—	(17,845)	(15,967)	—	(15,967)	—	(15,967)
Provision for income taxes	(236)	—	(236)	236	—	(124)	—	(124)	124	—
Funds from operations	$17,938	$(590)	$17,348	$5,887	$23,235	$16,620	$—	$16,620	$5,813	$22,433
Funds from operations per share - basic (7)					$0.40					$0.40
Funds from operations per share - diluted (8)					$0.40					$0.39
(1) Represents our partner's share of operations from consolidated properties.
(2) Core adjustments include the aggregate amounts for straight-line rent of $27 and $(625), above / below market lease amortization of $2,464 and $3,757 and tenant inducement amortization of $8 and $1 for the three months ended March 31, 2015 and 2014, respectively.
(3) Core adjustments include above / below market ground lease amortization of $39 and $31 for the three months ended March 31, 2015 and 2014, respectively.
(4) General and administrative costs include $865 and $820 of non-cash stock compensation expense for the three months ended March 31, 2015 and 2014, respectively.
(5) Core adjustments include amounts for the corporate and regional office straight-line rent of $5 and $6 for the three months ended March 31, 2015 and 2014, respectively.
(6) Core adjustments include property acquisition costs and non-recurring costs related to the transition from Brookfield financial service center.
(7) Calculated using weighted average number of shares of common stock of 57,603,340 and 56,129,522 for the three months ended March 31, 2015 and 2014, respectively.
(8) Assumes 58,287,256 and 56,865,136 diluted shares of common stock for the three months ended March 31, 2015 and 2014, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended
(In thousands)	March 31, 2015(unaudited)	March 31, 2014 (unaudited)

Reconciliation of NOI to GAAP Operating Income
Rouse NOI:	$44,994	$41,000
Non-controlling interest	947	—
General and administrative	(6,470)	(5,941)
Other	(2,159)	(674)
Depreciation and amortization	(25,986)	(21,045)
Provision for impairment	(2,900)	—
Operating income	$8,426	$13,340

Reconciliation of FFO to GAAP Net income (loss) attributable to Rouse Properties Inc.
FFO:	$17,348	$16,620
Non-controlling interest - Depreciation and amortization	596	—
Depreciation and amortization	(25,986)	(21,045)
Provision for impairment	(2,900)	—
Gain on extinguishment of debt	22,840	—
Gain on sale of real estate assets	32,509	—
Net income (loss) attributable to Rouse Properties Inc.	$44,407	$(4,425)

Weighted average number of shares outstanding - basic	57,603,340	56,129,522
Weighted average number of shares outstanding - diluted	58,287,256	56,129,522

Net income (loss) per share attributable to Rouse Properties Inc.- Basic	$0.77	$(0.08)

Net income (loss) per share attributable to Rouse Properties Inc.- Diluted	$0.76	$(0.08)
.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com